As filed with the Securities and Exchange Commission on July 27, 2020

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

THERMON GROUP HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	27-2228185
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7171 Southwest Parkway, Building 300, Suite 200
Austin, Texas	78735
(Address of Principal Executive Offices)	(Zip Code)

THERMON GROUP HOLDINGS, INC. 2020 LONG-TERM INCENTIVE PLAN
 (Full title of the plan)

Ryan Tarkington

General Counsel and Corporate Secretary

Thermon Group Holdings, Inc.

7171 Southwest Parkway, Building 300, Suite 200

Austin, Texas 78735

Telephone: (512) 690-0600

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.       ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.001 per share	1,400,000 shares	$14.11	$19,754,000	$2,564.07

(1)
Thermon Group Holdings, Inc., a Delaware corporation (the “Registrant”), is filing this Registration Statement to register an aggregate of 1,400,000 shares of common stock, par value $0.001 per share (the “Common Stock”), of the Registrant for issuance under the Thermon Group Holdings, Inc. 2020 Long-Term Incentive Plan (the “Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of shares or rights that may be offered or issuable pursuant to the provisions of the Plan relating to adjustments for changes resulting from a stock dividend, stock split or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act based upon the average of the high and low prices of the Common Stock, as reported on the New York Stock Exchange, on July 22, 2020.

The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Thermon Group Holdings, Inc., a Delaware corporation (the “Registrant”) for the purpose of registering 1,400,000 shares of common stock, par value $0.001 per share (the “Common Stock”), of the Registrant that may be issued under the Thermon Group Holdings, Inc. 2020 Long-Term Incentive Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of the Form S-8 are not required to be filed, and are not being filed, with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and will be delivered to participants in the Plan in accordance with such rule.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020, filed with the Commission on June 1, 2020;

(2)	The Registrant’s Current Reports on Form 8-K, filed with the Commission on April 24, 2020 and July 24, 2020; and

(3)
The description of the Common Stock contained in the Registrant’s Registration Statement on Form S-3/A, filed with the Commission on August 1, 2017, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information disclosed by the Registrant under Items 2.02 or 7.01 of any current report on Form 8-K, including the related exhibits under Item 9.01, that the Registrant may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Delaware General Corporation Law. Under Section 145 of the Delaware General Corporation Law (the “DGCL”), a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Delaware Court of Chancery or other such court shall deem proper. To the extent that such person has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. The indemnification and advancement of expenses provided for or granted pursuant to Section 145 of the DGCL is not exclusive of any other rights of indemnification or advancement of expenses to which those seeking indemnification or advancement of expenses may be entitled, and a corporation may purchase and maintain insurance against liabilities asserted against any former or current, director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not the power to indemnify is provided by the statute.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit. The Registrant’s second amended and restated certificate of incorporation provides for such limitation of liability.

Certificate of Incorporation. Article X of the Registrant’s second amended and restated certificate of incorporation provides that the Registrant shall, to the fullest extent authorized by the DGCL, indemnify any person made, or is threatened to be made or otherwise involved in, a party to any action, suit or proceeding (whether civil, criminal or otherwise) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Registrant. The Registrant may, by action of its board of directors, provide indemnification to employees and agents of the Registrant to such extent and to such effect as its board of directors shall determine to be appropriate and authorized by the DGCL. Article X of the Registrant’s second amended and restated certificate of incorporation also provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Bylaws. Article VII of the Registrant’s amended and restated bylaws provides that the Registrant shall, to the fullest extent permitted by law, indemnify any person made or threatened to be made a party or is otherwise involved in any action, suit or proceeding (whether civil, criminal or otherwise) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise. The Registrant may, by action of its board of directors, provide indemnification to such employees and agents of the Registrant to such extent and to such effect as its board of directors shall determine to be appropriate and authorized by Delaware law.

Indemnification Agreements. In addition to the provisions of the second amended and restated certificate of incorporation and amended and restated bylaws described above, the Registrant has entered into indemnification agreements with its directors and officers to indemnify such directors and officers to the fullest extent permitted by the Registrant’s second amended and restated certificate of incorporation and amended and restated bylaws.

D&O Insurance. The Registrant maintains standard policies of insurance under which coverage is provided to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

3.1
Second Amended and Restated Certificate of Incorporation of Thermon Group Holdings, Inc., effective as of May 10, 2011 (incorporated by reference to Exhibit 3.1 to the registrant's Current Report on Form 8-K filed on May 13, 2011)

3.2
Amended and Restated Bylaws of Thermon Group Holdings, Inc., effective as of June 15, 2017 (incorporated by reference to Exhibit 3.1 to the registrant's Current Report on Form 8-K filed on June 16, 2017)

4.3
Thermon Group Holdings, Inc. 2020 Long-Term Incentive Plan (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on June 12, 2020)

5.1*	Opinion of Sidley Austin LLP with respect to the validity of issuance of securities

23.1*	Consent of Sidley Austin LLP (included as part of Exhibit 5.1)

23.2*	Consent of Independent Registered Public Accounting Firm

24.1*	Power of Attorney (set forth on the signature page of this Registration Statement).

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on July 27, 2020.

THERMON GROUP HOLDINGS, INC.

By:	/s/ Bruce A. Thames
Name: Bruce A. Thames
Title: President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints, Bruce A. Thames, Jay C. Peterson, and Ryan Tarkington, and each of them (with full power to each of them to act alone), as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and on his or her behalf to sign, execute and file all amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and any documents required to be filed with respect therewith, with the Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bruce A. Thames	President, Chief Executive Officer and Director (Principal Executive Officer)	July 27, 2020
Bruce A. Thames

/s/ Jay C. Peterson	Chief Financial Officer, Senior Vice President, Finance and Assistant Secretary (Principal Financial and Accounting Officer)	July 27, 2020
Jay C. Peterson

/s/ John T. Nesser III	Chairman of the Board of Directors	July 27, 2020
John T. Nesser III

/s/ John U. Clarke	Director	July 27, 2020
John U. Clarke

/s/ Linda Dalgetty	Director	July 24, 2020
Linda Dalgetty

/s/ Roger L. Fix	Director	July 27, 2020
Roger L. Fix

/s/ Marcus J. George	Director	July 27, 2020
Marcus J. George

/s/ Kevin J. McGinty	Director	July 27, 2020
Kevin J. McGinty

/s/ Michael W. Press	Director	July 27, 2020
Michael W. Press